EXHIBIT 99.1

CDW Reports Second Quarter 2023 Earnings
Strong Margins and Execution Reinforce Durability of Strategy

(Dollars in millions, except per share amounts)	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Chg.	2023	2022	% Chg.
Net Sales	$5,626.1	$6,145.8	(8.5)	$10,729.2	$12,094.9	(11.3)
Average Daily Sales[1]	87.9	96.0	(8.5)	83.8	95.2	(12.0)
Gross Profit	1,181.5	1,168.2	1.1	2,270.9	2,272.3	(0.1)
Operating Income	412.2	435.3	(5.3)	767.5	822.2	(6.7)
Net Income	262.6	279.3	(6.0)	492.7	529.5	(6.9)
Non-GAAP Operating Income[2]	529.8	516.3	2.6	964.1	978.4	(1.5)
Net Income per Diluted Share	$1.92	$2.04	(5.5)	$3.60	$3.87	(6.9)
Non-GAAP Net Income per Diluted Share[2]	$2.56	$2.49	3.2	$4.59	$4.69	(2.0)
[1] There were 64 selling days for both the three months ended June 30, 2023 and 2022. There were 128 and 127 selling days for the six months ended June 30, 2023 and 2022, respectively.
[2] Non-GAAP measures used in this release that are not based on accounting principles generally accepted in the United States of America ("US GAAP") are each defined and reconciled to the most directly comparable US GAAP measure in the attached schedules.

VERNON HILLS, Ill., August 2, 2023 - CDW Corporation (Nasdaq: CDW), a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced second quarter 2023 results. CDW also announced the approval by its Board of Directors of a quarterly cash dividend of $0.59 per share to be paid on September 12, 2023 to all stockholders of record as of the close of business on August 25, 2023.
“Strong execution by the team, underpinned by the power of our resilient business model, balanced portfolio of customer end-markets, and broad solutions set delivered profit growth in a challenging market," said Christine A. Leahy, chair and chief executive officer, CDW. “Technology remains the vital foundation of our customers' abilities to achieve their mission critical outcomes. Our customer focus and value proposition as a trusted advisor are stronger than ever.”
“Our financial discipline delivered consistent profits and returns despite commercial customers' spending caution. We continued to convert earnings to cash at a productive rate and optimize our use of cash flow through dividends, share repurchases and strategic M&A, while maintaining an appropriate capital structure," said Albert J. Miralles, chief financial officer, CDW.
“Through this ongoing period of economic uncertainty, customers continue to turn to CDW to address their mission-critical IT and operational needs across the full IT solutions stack and lifecycle. We remain well-positioned to attain our target of exceeding US IT market growth by 200 to 300 basis points on a constant currency basis. To achieve this, we will continue our laser focus on meeting the needs of our more than 250,000 customers around the globe and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the IT market continues to evolve," concluded Leahy.

Second Quarter of 2023 Highlights:
Net sales in the second quarter of 2023 were $5,626 million, compared to $6,146 million in the second quarter of 2022, a decrease of 8.5 percent. There were 64 selling days for both the three months ended June 30, 2023 and 2022. The decline in Net sales was driven by the Corporate and Small Business segments and our UK and Canadian operations, partially offset by an increase in the Public segment. The increase in economic uncertainty has led customers to focus their business priorities, resulting in a reduction of their technology spend, most notably in the Corporate and Small Business segments. Net sales on a constant currency basis decreased 8.2 percent. Currency impact to Net sales was driven by favorable translation of the British pound and Canadian dollar to US dollar. Second quarter Net sales performance included:
•Corporate segment Net sales of $2,245 million, 15.6 percent lower than 2022.
•Small Business segment Net sales of $396 million, 20.8 percent lower than 2022.
•Public segment Net sales of $2,295 million, 2.3 percent higher than 2022. Public results were primarily driven by an increase in Net sales to Government customers of 11.8 percent, partially offset by a decrease in Net sales to Education customers.
•Net sales for CDW's UK and Canadian operations, combined as "Other" for financial reporting purposes, were $690 million, 7.0 percent lower than 2022.
Gross profit in the second quarter of 2023 was $1,182 million, compared to $1,168 million for the second quarter of 2022, representing an increase of 1.1 percent. Gross profit margin was 21.0 percent in the second quarter of 2023 versus 19.0 percent in the second quarter of 2022. The increase in Gross profit margin was primarily driven by higher product margin due to lower mix in notebooks and increased rate across various categories and a higher mix of netted down revenue, primarily within software as a service.
Selling and administrative expenses were $769 million in the second quarter of 2023, compared to $733 million in the second quarter of 2022, representing an increase of 5.0 percent. The increase was primarily due to costs related to the reduction of our workforce and real estate portfolio (collectively "workplace optimization"), increased payroll expenses associated with higher year-over-year coworker count, partially offset by the impact of reduced discretionary expenses.
Operating income was $412 million in the second quarter of 2023, compared to $435 million in the second quarter of 2022, representing a decrease of 5.3 percent. Non-GAAP operating income was $530 million in the second quarter of 2023, compared to $516 million in the second quarter of 2022, representing an increase of 2.6 percent. The Operating income margin and Non-GAAP operating income margin was 7.3 percent and 9.4 percent, respectively, for the second quarter of 2023 versus 7.1 percent and 8.4 percent, respectively, for the second quarter of 2022.
Interest expense, net was $58 million for second quarter of 2023 and 2022. Interest expense, net remained consistent due to higher variable interest rate on the senior unsecured term loan, partially offset by lower debt levels.
The effective tax rate was 25.7 percent in the second quarter of 2023, compared to 26.0 percent in the second quarter of 2022, which resulted in tax expense of $91 million and $98 million, respectively. The decrease in the effective tax rate was primarily attributable to higher excess tax benefits on equity-based compensation.
Net income was $263 million in the second quarter of 2023, compared to $279 million in the second quarter of 2022, representing a decrease of 6.0 percent. Non-GAAP net income was $349 million in the second quarter of 2023, compared to $340 million in the second quarter of 2022, representing an increase of 2.8 percent.

Weighted average diluted shares outstanding were 136 million for the second quarter of 2023, compared to 137 million for the second quarter of 2022. Net income per diluted share for the second quarter of 2023 was $1.92, compared to $2.04 for the second quarter of 2022, representing a decrease of 5.5 percent. Non-GAAP net income per diluted share for the second quarter of 2023 was $2.56, compared to $2.49 for the second quarter of 2022, representing an increase of 3.2 percent.
Forward-Looking Statements
This release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical fact are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results or events and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. We claim the protection of The Private Securities Litigation Reform Act of 1995 for all forward-looking statements in this release.
These forward-looking statements are identified by the use of terms and phrases such as "anticipate," "assume," "believe," "estimate," "expect," "goal," "intend," "plan," "potential," "predict," "project," "target" and similar terms and phrases or future or conditional verbs such as "could," "may," "should," "will," and "would." However, these words are not the exclusive means of identifying such statements. Although we believe that our plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those that we expected.
Important factors that could cause actual results or events to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled "Risk Factors" and "Trends and Key Factors Affecting our Financial Performance" included in our Annual Report on Form 10-K for the year ended December 31, 2022 and from time to time in our subsequent Quarterly Reports on Form 10-Q and our other US Securities and Exchange Commission ("SEC") filings and public communications. These factors include, among others, inflationary pressures; level of interest rates; CDW's relationships with vendor partners and terms of their agreements; the COVID-19 pandemic, including resurgences and the emergence of new variants, and actions taken in response thereto and the associated impact on our business, results of operations, cash flows, financial condition and liquidity; continued innovations in hardware, software and services by CDW's vendor partners; substantial competition that could reduce CDW's market share; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security and failure to protect our information technology systems from cybersecurity threats; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel, significant increases in labor costs or ineffective workforce management; potential adverse occurrences at one of CDW's primary facilities or third-party data centers, including as a result of climate change; increases in the cost of commercial delivery services or disruptions of those services; CDW's exposure to accounts receivable and inventory risks; the potential failure to achieve the anticipated benefits of the acquisition of Sirius in the expected timeframe or at all; future acquisitions or alliances; fluctuations in CDW's operating results; fluctuations in foreign currency; global and regional economic and political conditions, including impacts of the ongoing military conflict between Russia and Ukraine and related sanctions against Russia; potential interruptions of the flow of products from suppliers; decreases in spending on technology products and services; potential failures to comply with Public segment contracts or applicable laws and regulations; current and future legal proceedings, investigations and audits, including intellectual property infringement claims; changes in laws, including regulations or interpretations thereof, or the potential failure to meet stakeholder expectations on environmental sustainability and corporate responsibility matters; CDW's level of indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; failure to maintain the ratings assigned to CDW's debt securities by rating agencies; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by those cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this release in the context of these risks and uncertainties.
We caution you that the important factors referenced above may not reflect all of the factors that could cause actual results or events to differ from our expectations. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
Non-GAAP Financial Information
Non-GAAP operating income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and related payroll taxes, acquisition and integration expenses, transformation initiatives and workplace optimization. Non-GAAP operating income margin is defined as Non-GAAP operating income as a percentage of Net sales. Non-GAAP net income excludes, among other things, charges related to acquisition-related intangible asset amortization, equity-based compensation, acquisition and integration expenses, transformation initiatives, workplace optimization and the associated tax effects of each. Net sales on a constant currency basis is defined as Net sales excluding the impact of foreign currency translation on Net sales compared to the prior period. Free cash flow is defined as cash flows from operating activities less capital expenditures, adjusted for the net change in accounts payable-inventory financing and other financed purchases.
Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP net income, Non-GAAP net income per diluted share, Net sales on a constant currency basis and Free cash flow are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial condition that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with US GAAP. Non-GAAP measures used by management may differ from similar measures used by other companies, even when similar terms are used to identify such measures.
CDW believes Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP net income, and Net sales on a constant currency basis provide analysts, investors and management with helpful information regarding the underlying operating performance of CDW's business, as they remove the impact of items that management believes are not reflective of underlying operating performance. CDW uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business. We also present Free cash flow as we believe this measure provides more information regarding our liquidity and capital resources. Certain non-GAAP financial measures are also used to determine certain components of performance-based compensation.
CDW's annual targets are provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of CDW's routine activities, such as refinancing activities or acquisition and integration expenses.
The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable US GAAP financial measures.

About CDW
CDW Corporation (Nasdaq: CDW) is a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW was founded in 1984 and employs approximately 14,900 coworkers. For the trailing twelve months ended June 30, 2023, CDW generated Net sales of approximately $22 billion. For more information about CDW, please visit www.CDW.com.
Webcast
CDW Corporation will hold a conference call today, August 2, 2023 at 7:30 a.m. CT/8:30 a.m. ET to discuss its second quarter financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.
Investor Inquiries    Media Inquiries
Steven O'Brien    Sara Granack
Vice President, Investor Relations    Vice President, Corporate Communications
(847) 968-0238    (847) 419-7411
investorrelations@cdw.com    mediarelations@cdw.com
CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change(i)	2023	2022	% Change(i)

Net sales	$5,626.1	$6,145.8	(8.5)%	$10,729.2	$12,094.9	(11.3)%
Cost of sales	4,444.6	4,977.6	(10.7)	8,458.3	9,822.6	(13.9)

Gross profit	1,181.5	1,168.2	1.1	2,270.9	2,272.3	(0.1)

Selling and administrative expenses	769.3	732.9	5.0	1,503.4	1,450.1	3.7
Operating income	412.2	435.3	(5.3)	767.5	822.2	(6.7)

Interest expense, net	(58.2)	(57.7)	0.9	(115.9)	(113.7)	1.9
Other expense, net	(0.6)	(0.4)	nm*	(1.9)	(0.9)	n.m.*

Income before income taxes	353.4	377.2	(6.3)	649.7	707.6	(8.2)

Income tax expense	(90.8)	(97.9)	(7.3)	(157.0)	(178.1)	(11.8)

Net income	$262.6	$279.3	(6.0)%	$492.7	$529.5	(6.9)%

Net income per common share:
Basic	$1.95	$2.07	(5.6)%	$3.65	$3.92	(7.0)%
Diluted	$1.92	$2.04	(5.5)%	$3.60	$3.87	(6.9)%

Weighted-average common shares outstanding:
Basic	134.6	135.2		135.1	135.1
Diluted	136.1	136.8		136.7	136.8

* not meaningful

(i)There were 64 selling days for both the three months ended June 30, 2023 and 2022. There were 128 and 127 selling days for the six months ended June 30, 2023 and 2022, respectively.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

CDW has included reconciliations of Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales on a constant currency basis for the three and six months ended June 30, 2023 and 2023 below. In addition, a reconciliation of Free cash flow is included for the six months ended June 30, 2023 and 2022.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP OPERATING INCOME AND NON-GAAP OPERATING INCOME MARGIN
(dollars in millions)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2023	% of Net sales	2022	% of Net sales	2023	% of Net sales	2022	% of Net sales

Operating income, as reported	$412.2	7.3%	$435.3	7.1%	$767.5	7.2%	$822.2	6.8%
Amortization of intangibles(i)	37.3		40.7		78.9		81.6
Equity-based compensation	24.8		23.5		45.6		44.6
Acquisition and integration expenses	8.7		14.9		17.6		26.6
Transformation initiatives(ii)	4.6		1.2		9.6		2.4
Workplace optimization(iii)	42.0		—		42.9		—
Other adjustments	0.2		0.7		2.0		1.0
Non-GAAP operating income	$529.8	9.4%	$516.3	8.4%	$964.1	9.0%	$978.4	8.1%

(i)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(ii)Includes costs related to strategic transformation initiatives focused on optimizing various operations and systems.

(iii)Includes costs related to the workforce reduction program and charges related to the reduction of our real estate lease portfolio.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended June 30,
	2023				2022
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

US GAAP, as reported	$353.4	$(90.8)	$262.6	25.7%	$377.2	$(97.9)	$279.3	26.0%	(6.0)%
Amortization of intangibles(ii)	37.3	(9.6)	27.7		40.7	(10.6)	30.1
Equity-based compensation	24.8	(7.1)	17.7		23.5	(5.9)	17.6
Acquisition and integration expenses	8.7	(2.3)	6.4		14.9	(3.8)	11.1
Transformation initiatives(iii)	4.6	(1.2)	3.4		1.2	(0.3)	0.9
Workplace optimization(iv)	42.0	(10.9)	31.1		—	—	—
Other adjustments	0.2	(0.1)	0.1		0.8	(0.3)	0.5
Non-GAAP	$471.0	$(122.0)	$349.0	25.9%	$458.3	$(118.8)	$339.5	25.9%	2.8%

US GAAP net income per diluted share			$1.92				$2.04
Non-GAAP net income per diluted share			$2.56				$2.49
Shares used in computing US GAAP and Non-GAAP net income per diluted share			136.1				136.8

(i)Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.

(ii)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(iii)Includes costs related to strategic transformation initiatives focused on optimizing various operations and systems.

(iv)Includes costs related to the workforce reduction program and charges related to the reduction of our real estate lease portfolio.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Six Months Ended June 30,
	2023				2022
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

US GAAP, as reported	$649.7	$(157.0)	$492.7	24.2%	$707.6	$(178.1)	$529.5	25.2%	(6.9)%
Amortization of intangibles(ii)	78.9	(20.5)	58.4		81.6	(21.2)	60.4
Equity-based compensation	45.6	(22.4)	23.2		44.6	(15.6)	29.0
Acquisition and integration expenses	17.6	(4.6)	13.0		26.6	(6.8)	19.8
Transformation initiatives(iii)	9.6	(2.5)	7.1		2.4	(0.6)	1.8
Workplace optimization(iv)	42.9	(11.1)	31.8		—	—	—
Other adjustments	2.0	(0.5)	1.5		1.0	(0.5)	0.5
Non-GAAP	$846.3	$(218.6)	$627.7	25.8%	$863.8	$(222.8)	$641.0	25.8%	(2.1)%

US GAAP net income per diluted share			$3.60				$3.87
Non-GAAP net income per diluted share			$4.59				$4.69
Shares used in computing US GAAP and Non-GAAP net income per diluted share			136.7				136.8

(i)Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.

(ii)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(iii)Includes costs related to strategic transformation initiatives focused on optimizing various operations and systems.

(iv)Includes costs related to the workforce reduction program and charges related to the reduction of our real estate lease portfolio.

CDW CORPORATION AND SUBSIDIARIES
NET SALES CHANGE ON A CONSTANT CURRENCY BASIS
(dollars in millions)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change(i)	2023	2022	% Change	Average Daily % Change(i)
Net sales, as reported	$5,626.1	$6,145.8	(8.5)%	$10,729.2	$12,094.9	(11.3)%	(12.0)%
Foreign currency translation(ii)	—	(14.9)		—	(78.0)
Net sales, on a constant currency basis	$5,626.1	$6,130.9	(8.2)%	$10,729.2	$12,016.9	(10.7)%	(11.4)%

(i)There were 64 selling days for both the three months ended June 30, 2023 and 2022. There were 128 and 127 selling days for the six months ended June 30, 2023 and 2022, respectively.

(ii)Represents the effect of translating the prior year results of CDW UK and CDW Canada at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	June 30, 2023	December 31, 2022	June 30, 2022
Assets	(unaudited)		(unaudited)

Current assets:
Cash and cash equivalents	$203.9	$315.2	$541.6
Accounts receivable, net of allowance for credit losses of $26.0, $25.7, and $22.9, respectively	4,496.9	4,461.3	4,474.8
Merchandise inventory	789.8	800.2	1,020.1
Miscellaneous receivables	518.3	489.1	463.7
Prepaid expenses and other	479.1	498.2	539.6
Total current assets	6,488.0	6,564.0	7,039.8

Operating lease right-of-use assets	137.2	149.2	154.5
Property and equipment, net	194.4	188.8	194.7
Goodwill	4,428.2	4,342.7	4,369.6
Other intangible assets, net	1,424.6	1,490.7	1,556.6
Other assets	313.5	396.1	337.9
Total assets	$12,985.9	$13,131.5	$13,653.1

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$2,866.8	$2,821.3	$3,315.6
Accounts payable - inventory financing	616.2	519.0	453.1
Current maturities of long-term debt	42.2	56.3	105.5
Contract liabilities	442.1	485.5	431.3
Accrued expenses and other current liabilities	1,030.0	1,065.0	1,110.1
Total current liabilities	4,997.3	4,947.1	5,415.6

Long-term liabilities:
Debt	5,721.0	5,866.4	6,481.4
Deferred income taxes	180.2	203.4	214.9
Operating lease liabilities	173.6	175.2	179.3
Other liabilities	300.6	336.1	255.7
Total long-term liabilities	6,375.4	6,581.1	7,131.3

Total stockholders’ equity	1,613.2	1,603.3	1,106.2
Total liabilities and stockholders’ equity	$12,985.9	$13,131.5	$13,653.1

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Change(i)	2023	2022	% Change	Average Daily % Change(i)

Corporate	$2,245.0	$2,660.7	(15.6)%	$4,448.7	$5,288.3	(15.9)%	(16.5)%

Small Business	396.2	500.0	(20.8)	807.6	1,024.0	(21.1)	(21.7)

Public
Government	681.2	609.5	11.8	1,232.7	1,153.4	6.9	6.0
Education	1,026.8	1,041.3	(1.4)	1,692.5	1,944.1	(12.9)	(13.6)
Healthcare	587.1	592.2	(0.9)	1,182.7	1,178.5	0.4	(0.4)
Total Public	2,295.1	2,243.0	2.3	4,107.9	4,276.0	(3.9)	(4.7)

Other	689.8	742.1	(7.0)	1,365.0	1,506.6	(9.4)	(10.1)

Total Net sales	$5,626.1	$6,145.8	(8.5)%	$10,729.2	$12,094.9	(11.3)%	(12.0)%

(i)There were 64 selling days for both the three months ended June 30, 2023 and 2022. There were 128 and 127 selling days for the six months ended June 30, 2023 and 2022, respectively.

CDW CORPORATION AND SUBSIDIARIES
TIMING OF REVENUE RECOGNITION
(dollars in millions)
(unaudited)

	Three Months Ended June 30, 2023
	Corporate	Small Business	Public	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$1,891.3	$354.9	$2,080.7	$607.3	$4,934.2
Transferred at a point in time where CDW is agent	185.0	32.9	116.7	26.7	361.3
Transferred over time where CDW is principal	168.7	8.4	97.7	55.8	330.6
Total Net sales	$2,245.0	$396.2	$2,295.1	$689.8	$5,626.1

	Three Months Ended June 30, 2022
	Corporate	Small Business	Public	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$2,325.9	$456.2	$2,032.4	$662.6	$5,477.1
Transferred at a point in time where CDW is agent	172.3	33.4	103.5	19.3	328.5
Transferred over time where CDW is principal	162.5	10.4	107.1	60.2	340.2
Total Net sales	$2,660.7	$500.0	$2,243.0	$742.1	$6,145.8

CDW CORPORATION AND SUBSIDIARIES
TIMING OF REVENUE RECOGNITION
(dollars in millions)
(unaudited)

	Six Months Ended June 30, 2023
	Corporate	Small Business	Public	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$3,752.7	$720.2	$3,689.3	$1,197.8	$9,360.0
Transferred at a point in time where CDW is agent	370.4	69.7	218.2	55.1	713.4
Transferred over time where CDW is principal	325.6	17.7	200.4	112.1	655.8
Total Net sales	$4,448.7	$807.6	$4,107.9	$1,365.0	$10,729.2

	Six Months Ended June 30, 2022
	Corporate	Small Business	Public	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$4,617.1	$936.2	$3,872.7	$1,339.7	$10,765.7
Transferred at a point in time where CDW is agent	352.9	67.7	199.8	48.8	669.2
Transferred over time where CDW is principal	318.3	20.1	203.5	118.1	660.0
Total Net sales	$5,288.3	$1,024.0	$4,276.0	$1,506.6	$12,094.9

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)

	June 30, 2023	December 31, 2022	June 30, 2022
	(unaudited)		(unaudited)
Debt and Revolver Availability
Cash and cash equivalents	$203.9	$315.2	$541.6
Total debt	5,763.2	5,922.7	6,586.9
Revolver availability	984.4	1,083.6	1,141.4
Cash plus revolver availability	1,188.3	1,398.8	1,683.0

Working Capital(i)
Days of sales outstanding	67	71	64
Days of supply in inventory	14	17	18
Days of purchases outstanding	(67)	(67)	(63)
Cash conversion cycle	14	21	19

(i)Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)
(unaudited)

	Six Months Ended June 30,
	2023	2022

Cash flows provided by operating activities	$593.6	$761.1

Capital expenditures	(71.3)	(63.6)
Acquisition of businesses, net of cash acquired	(75.5)	(28.0)
Cash flows used in investing activities	(146.8)	(91.6)

Net change in accounts payable - inventory financing	161.6	19.9
Other cash flows used in financing activities	(721.1)	(394.8)
Cash flows used in financing activities	(559.5)	(374.9)

Effect of exchange rate changes on cash and cash equivalents	1.4	(11.1)
Net (decrease) increase in cash and cash equivalents	(111.3)	283.5
Cash and cash equivalents - beginning of period	315.2	258.1
Cash and cash equivalents - end of period	$203.9	$541.6

Supplementary disclosure of cash flow information:
Interest paid	$(117.0)	$(106.4)
Income taxes paid, net	$(174.9)	$(160.9)

CDW CORPORATION AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)
(unaudited)

	Six Months Ended June 30,
	2023	2022
Net cash provided by operating activities	$593.6	$761.1
Capital expenditures	(71.3)	(63.6)
Net change in accounts payable - inventory financing	161.6	19.9
Free cash flow(1)	$683.9	$717.4

(1)Free cash flow is adjusted to include cash flows from financing activities that relate to the purchase of inventory.